Exhibit 10.8

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (hereinafter, the “Agreement”) is made as of the 18th day of November, 2011 (the “Effective Date”), by and between TSG HIP, Inc., a Delaware corporation (hereinafter, “LICENSOR”), and Perfect Sting Racing Corporation, a Delaware corporation (hereinafter, “LICENSEE”).

WITNESSETH

WHEREAS, LICENSOR has or may have certain rights in, to and under the name “Perfect Sting,” including for use in the horse racing industry, and has acquired or may in the future acquire other trademark rights relating to this mark, including goodwill and common law rights (hereinafter, the “RIGHTS”), in each case pursuant to an arrangement between LICENSOR and The Alpen House Racing ULC or an affiliate thereof (hereinafter, the “ALPEN HOUSE LICENSE”); and

WHEREAS, LICENSEE is desirous of obtaining a non-exclusive sublicense to LICENSOR’s rights under the ALPEN HOUSE LICENSE to use the RIGHTS, and LICENSOR is willing to grant such a sublicense subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein and for other consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I – Definitions

1.1 As used herein, the term LICENSED SERVICES means any and all services related to the acquisition, management, care, training and racing of thoroughbred race horses to be used in association with the RIGHTS.

1.2 As used herein, “LICENSED TERRITORY” shall mean the world.

Article II – Grant of License

2.1 LICENSOR hereby grants to LICENSEE a royalty-free, perpetual, non-exclusive license to all of LICENSOR’s rights acquired under the ALPEN HOUSE LICENSE to use the RIGHTS in connection with the offer, marketing, promotion, providing and sale of LICENSED SERVICES in a lawful manner, in the LICENSED TERRITORY, during the term of this Agreement. LICENSED SERVICES offered by LICENSEE shall be marketed, promoted, provided and sold only in accordance with the specifications and quality standards of LICENSOR, which shall be those specifications and quality standards imposed on LICENSOR pursuant to the license under which this sublicense is granted.

2.2 LICENSOR reserves all rights under the ALPEN HOUSE LICENSE with respect to the RIGHTS not expressly licensed to LICENSEE hereunder, and LICENSOR may grant licenses to others to use the RIGHTS in any manner whatsoever in connection with any goods or services whatsoever.

2.3 Except insofar as LICENSEE may use the RIGHTS in accordance with the provisions of this Agreement, LICENSEE shall not use or register or attempt to register any RIGHTS, service mark, or other designation that may be, in LICENSOR’S opinion, the same or confusingly similar to the RIGHTS.

Article III – Quality Control

3.1 LICENSOR reserves the exclusive right to establish standards for and exercise control over the nature and quality of the LICENSED SERVICES, and the advertising and promotional materials, employing the RIGHTS, and LICENSEE shall adhere to such standards.

3.2 LICENSOR reserves the exclusive right to determine the method and form of use and display of the RIGHTS to the extent reasonably required or desirable as a matter of RIGHTS law and LICENSEE will be bound by all such decisions of LICENSOR and will so use and display the RIGHTS.

3.3 LICENSOR and its designees shall have the right, at all reasonable times, to inspect the LICENSED SERVICES and LICENSEE’S facilities for providing the same.

3.4 In the event that the quality, usage and/or notice standards referred to above are not maintained throughout the term of this Agreement, then, upon receipt of written notice from LICENSOR, LICENSEE shall immediately discontinue any and all offering for sale, sale, advertising, promotion, and providing of the LICENSED SERVICES in connection with which the said quality, usage, or notice standards have not been met and shall thereafter immediately take all measures to rectify said deficiencies unless directed otherwise by LICENSOR.

3.5 LICENSEE shall market LICENSED SERVICES in a manner consistent with high quality products and services so that such marketing shall not reflect negatively or adversely upon the LICENSED SERVICES, the good name of LICENSOR or the RIGHTS.

3.6 Whenever LICENSEE uses registered trademarks included in the RIGHTS, LICENSEE shall affix an appropriate trademark notice and agrees to use the symbol “®” in connection with its use of the RIGHTS to the extent federally registered, or “TM” where the mark has not been registered federally, and in each instance where appropriate accompanied by the words “Reg. TM of LICENSOR” or a reasonable facsimile thereof or such other reference as may be designated by LICENSOR from time to time.

Article IV – TRADEMARKS Protection

4.1 LICENSEE agrees that it shall not at any time apply for any trademark protection which would affect LICENSOR’S ownership of any rights in the RIGHTS, nor file any document with any government authority or take any other action which could affect LICENSOR’S ownership of the RIGHTS, or aid or abet anyone else in doing so.

4.2 LICENSEE will claim no interest in the RIGHTS beyond those rights expressly granted by this Agreement.

Article V – Infringement

5.1 LICENSEE agrees to notify LICENSOR promptly if LICENSEE becomes aware of: (i) any uses of, or applications or registrations for, a RIGHTS or service mark that conflicts with the RIGHTS; (ii) any act of infringement, imitation or unfair competition involving the RIGHTS; (iii) any allegations or claims, whether or not made in a lawsuit, that the use of the RIGHTS infringes any RIGHTS or service mark or other right of another entity. LICENSOR shall have the sole right to determine whether or not any action shall be taken on account of any such infringement, imitation or unfair competition at LICENSOR’S cost and expense.

5.2 LICENSEE shall not have the right to institute or settle any claim or litigation asserting or affecting the RIGHTS or to take any action on account of the foregoing activities without first obtaining LICENSOR’S written consent.

5.3 LICENSEE agrees to assist LICENSOR at LICENSOR’S cost and expense, to the extent necessary in the procurement of any protection or to protect any of LICENSOR’S rights to the RIGHTS.

Article VI – Termination

6.1 LICENSOR may terminate this Agreement immediately upon written notice: (a) if LICENSEE files or has filed against it a petition in bankruptcy or judicial or administrative declaration of insolvency; (b) if LICENSEE ceases to exist or to do business and has completed the liquidation of its business; (c) if there is a change of 50% or more in the shareholder control of LICENSEE; (d) on any material breach or default of this Agreement by LICENSEE that is not cured within 30 days of written notice from LICENSOR; or (e) at any time after January 31, 2014.

6.2 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

6.3 Upon termination of this Agreement for any reason LICENSEE shall discontinue use of the RIGHTS and (a) not use any trademarks, service marks, or other designations that, in the LICENSOR’S opinion, are confusingly similar thereto; and (b) dispose of any unused promotional materials containing the RIGHTS, designs or proprietary rights of LICENSOR in accordance with instructions from LICENSOR.

Article VII – Assignment/Sublicense

7.1 LICENSEE shall not assign, sublicense or transfer all or any portion of this agreement without the express written consent of LICENSOR. Any assignment, sublicense or transfer without the express written consent of LICENSOR shall be void ab initio and any such attempt to assign will result in immediate breach and cancellation of this Agreement.

Article VIII – Miscellaneous Provisions

8.1 (a) All notices required or desired to be given hereunder shall be deemed given when a properly addressed certified or registered letter bearing proper postage is deposited in the United States mails.

(b)	Notices to the parties shall be sent to the parties’ respective addresses.

(c)	Either party may in writing advise the other of any change in the address to which it desires notices to be sent.

8.2 This Agreement represents the entire Agreement between the parties supersedes all prior or contemporaneous oral or written understandings and may not be modified, added to or waived in whole or in part except by a writing executed by the parties hereto.

8.3 This Agreement shall be interpreted in accordance with, and shall be governed by, the laws of the State of Florida.

8.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE RIGHTS LICENSED HEREUNDER.

8.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.6 If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

8.7 A waiver of any breach of any provision of this Agreement shall not be deemed a waiver of any repetition of such breach or in any manner affect any other terms or conditions of this Agreement.

8.8 Section headings have been included in this Agreement merely for convenience of reference. They are not to be considered part of, or to be used in interpreting, this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, in duplicate, by their duly authorized representatives as of the day and year first above written.

LICENSOR TSG HIP INC.		LICENSEE PERFECT STING RACING CORPORATION

By:	/s/ Michael Rogers	By:	/s/ Lyle Strachan
Name:	Michael Rogers	Name:	Lyle Strachan
Title:	President and Secretary	Title:	Chief Financial Officer